UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2016

ENDONOVO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-176954	45-2552528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6320 Canoga Avenue, 15th Floor

Woodland Hills, CA 91367

(Address of principal executive office)(Zip Code)

Registrant’s telephone number, including area code: (800) 489-4774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 9, 2016, we signed a binding letter agreement (“Letter Agreement”), dated July 8, 2016 for our acquisition of all of the outstanding shares of Rio Grande Neurosciences, Inc. (RGN) from its existing shareholders. The Letter Agreement calls for a purchase price of $30,000,000 for all of the shares of RGN, of which we have paid $500,000 through the delivery of a promissory note (the “Note”) which is due on the earlier of January 8, 2017 or the closing of the acquisition of RGN and bears interest at 7.5%. The balance of the purchase price will be paid as Pursuant to the Letter Agreement, Endonovo will be acquiring RGN for an aggregate purchase price of $30,000,000, consisting of the Note, $1.0 million in cash, approximately $15 million in Endonovo common stock, the assumption by us of $8.5 million in senior secured notes and approximately $5 million in Endonovo common stock warrants. Endonovo will also be committed to paying RGN’s shareholders a 10% royalty on the sale of RGN commercialized products. The Letter Agreement has been approved by the boards of directors of both the Company and RGN and is binding, but subject to the execution of a definitive purchase agreement, shareholder approvals and Endonovo raising additional capital. The parties expect to sign a definitive agreement within the third quarter ending September 30, 2016 and close at the same time or shortly thereafter. The Letter Agreement contemplates a Board of Directors comprised of three designees from RGN and four from us.

The foregoing is only a brief summary of the Letter Agreement and the Note and the reader is referred to the Letter agreement and the Note, which are exhibits hereto, for a full understanding of their terms and conditions of those documents.

RGN is a privately held, Santa Fe, New Mexico-based, neurotechnology company focused on developing, acquiring, and licensing non-invasive brain stimulation (NIBS) therapies used to treat pathologies of the central nervous system. RGN has aggregated three of promising NIBS Electroceutical™ technologies which are repetitive multi-coil Transcranial Magnetic Stimulation (rTMS), targeted Pulsed Electromagnetic Field therapy (tPEMF), and closed-loop Transcranial Electrical Stimulation (cl-TES).

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements -None
(b)	Exhibits

10.1	Letter Agreement, between us and RGN, dated July 8, 2016.

10.2	Note, dated July 8, 2016, payable to the shareholders of RGN

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2016

ENDONOVO THERAPEUTICS, INC.

By:	/s/ Alan Collier
Alan Collier
Chief Executive Officer